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[LETTERHEAD]

PRESS RELEASE

July 14, 1997

For more information, contact:
Steve Einhaus, Marketing Manager
QCS Corporation
T:  415-966-1214
F:  415-966-1025
E:  qcsmarketing@qcsnet.com
Web site:  www.qcsnet.com

                       QCS CORPORATION ANNOUNCES NEW DIRECTOR

Mountain View, California -- Monday, July 14 1997. QCS Corporation (OTC
Symbol: QCSC), a market leader in providing Electronic Collaboration Solutions to the global retail industry, announced today that Johan Vunderink joined its Board of Directors.

Mr. Vunderink has an extensive background within the High Tech industry. From 1977 to 1996, Mr. Vunderink held various executive and board positions with BSO in the Netherlands and was President and Chief Executive Officer of Origin Technology from 1989 to 1992. Origin subsequently was merged into BSO and Mr. Vunderink became Executive Vice President Marketing & Sales. Origin is today an important global Systems Integrator with offices in 31 countries, employing 13,500 people, and a 1996 revenue of $1.35 billion US$.

Currently, Mr. Vunderink is also acting as interim President and CEO of MATRIX a Sales Force Automation provider, and a subsidiary of BaaN Investment bv. Mr. Vunderink is also an advisor for new ventures to BaaN Investment bv.

Additionally, Mr. Vunderink holds board member positions for ITPS/Hyperion, a services company to Airline Reservation Systems, Health Care Systems Benelux bv, a chipcard company and ALLSHARE BV, a development company for banking and human resource software.

QCS Corporation is a Business-to-Business Electronic Collaboration Solutions provider for the Global Retail Industry. The Company develops, markets, and operates an "Extranet" for the retail industry sourcing process using standard open technologies. QCS has formed a contractual alliance with IBM to cooperatively market its services. IBM provides an infrastructure that includes IGN's (IBM Global Network) private and public network services, a
world wide sales and marketing force and help desk support.   QCS Corporation
has its main office in Mountain View, California, with regional offices in Hong Kong and Nice, France.

Visit the QCS Web site at www.qcsnet.com for more information.

  QCS, Qualified Collaboration Solutions and QCS Collaboration Solutions are
                       trademarks of QCS Corporation.
  All other registered trademarks and trademarks are the properties of their respective companies.

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QCS DEVELOPMENT COMPANY S.A.                  QCS CORPORATION                           QCS ASIA PACIFIC LTD.
    Immeuble Le Quadra                  650 Castro Street, Suite 210               19/F., Tung Sun Commercial Centre
 455, Promenade des Anglais            Mountain View, CA 94041 - USA                     194-200 Lockhart Road
   06200 Nice  -  France          Tel: (415) 966.1214   Fax: (415) 966.1025                Wanchai - Hong Kong
   Tel: (33.4) 93.18.58.58        USA Customer Service Hotline: 800.717.4565              Tel: (852) 27.39.58.68
   Fax  (33.4) 93.18.58.50          E-mail Address: qcsmarketing@qcsnet.com               Fax: (852) 27.39.26.35
                                            Web Site: www.qcsnet.com
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